Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑171485, 333‑160231, and 333-238138) on Form S-3 and  (No. 333‑127681, 333-182845, 333-196836 and 333-225183) on Forms S-8 of Ruth’s Hospitality Group, Inc. of our reports dated March 5, 2021 with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. as of December 27, 2020 and December 29, 2019, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three‑year period ended December 27, 2020, and the effectiveness of internal control over financial reporting as of December 27, 2020, which reports appear in the December 27, 2020 annual report on Form 10‑K of Ruth’s Hospitality Group, Inc.

Our report on the consolidated financial statements contains an explanatory paragraph relating to the Company changing its method of accounting for leases.

/s/ KPMG LLP

Orlando, Florida

March 5, 2021